EXHIBIT 99.1

News

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 24, 2012—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2011, of $9.4 million, or 41 cents per share, compared to $12.0 million, or 52 cents per share for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2011, of $60.9 million, or $2.64 per share, compared to $57.7 million, or $2.50 per share for the same period in the prior year.

During the three months ended Dec. 31, 2011, earnings from utility operations decreased $3.4 million compared to the same period in the prior year. Gas retail sales decreased 12.6% compared to the three months ended Dec. 31, 2010, in part due to warmer-than-normal weather in December 2011 compared to colder-than-normal weather experienced in December 2010. The average temperature in December 2011 was 31.1 degrees compared to a normal average temperature of 24.6 degrees and an average temperature in December 2010 of 19.8 degrees.

During the twelve months ended Dec. 31, 2011, the company experienced an increase in electric retail sales volumes in part due to warmer-than-normal summer weather compared to the same period in 2010. The average temperature in July 2011 was 76.9 degrees compared to a normal average temperature of 71.7 degrees and an average temperature in July 2010 of 74.9 degrees. During the twelve months ended Dec. 31, 2011, the company also experienced a higher gas retail sales volume of 3.8% in part due to colder weather in the first quarter of 2011 compared to the same period in the prior year. In addition, the Elm Road Unit 2 entered commercial operation in January 2011, which also improved earnings in 2011 compared to 2010.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 144,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended Dec. 31,	2011	2010	2009
Operating revenue	$130,946	$135,928	$135,822
Operating income	$17,439	$20,353	$22,546
Net income	$9,384	$11,997	$13,430
Earnings per share (basic and diluted)	$0.41	$0.52	$0.58
Weighted average shares outstanding (basic and diluted)	23,114	23,114	23,114

Twelve Months Ended Dec. 31,	2011	2010	2009
Operating revenue	$546,382	$532,591	$533,819
Operating income	$107,868	$96,602	$84,665
Net income	$60,928	$57,718	$50,997
Earnings per share (basic and diluted)	$2.64	$2.50	$2.21
Weighted average shares outstanding (basic and diluted)	23,114	23,114	23,070

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com